Exhibit 11
                      COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                    QUARTER ENDED               YEAR ENDED
                                  4/25/97    4/26/96       4/25/97     4/26/96
Shares issued and
 outstanding
 at beginning of period        8,726,835    8,628,953     8,652,955     8,475,725

Weighted average shares for
 DeskNet acquisition             265,148          ---        66,287           ---

Net issuance of shares under
 employee stock plans,
 weighted average                  8,793       16,525        48,641       122,911

Weighted average common
shares outstanding             9,000,776    8,645,478     8,767,883     8,598,636

Assumed exercise of stock
 options, weighted average
 of incremental shares           412,787      246,415       309,875       263,705

Average shares and
 share equivalents
 outstanding                   9,413,563    8,891,893     9,077,758     8,862,341

Earnings per share            $     0.02   $     0.79   $      2.16   $      2.67
Net Income                    $  221,000   $7,013,000   $19,606,000   $23,703,000